Exhibit 107

Calculation of Filing Fee Tables
Schedule 14C
(Form Type)

TPG Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,121,275,000(1)(2)(3)	0.00014760	$460,700.19(4)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$3,121,275,000
Total Fees Due for Filing			$460,700.19
Total Fees Previously Paid	$0		$0
Total Fee Offsets	$0		$0
Net Fee Due			$460,700.19
1.Title of each class of securities to which transaction applies: TPG Inc. Class A common stock, par value $0.001 per share (“Class A Shares”), TPG Inc. Class B common stock, par value $0.001 per share (“Class B Shares”), TPG Inc. restricted stock units (“RSUs”) and TPG Operating Group II, L.P. common units (“Common Units”).
2.In accordance with Exchange Act Rule 0-11 and solely for the purpose of calculating the filing fee, the aggregate number of securities to which transaction applies is estimated to be 62,500,000 Class A Shares, which consists of the number of Class A Shares issuable upon exchange of Common Units, together with the cancellation of an equal number of Class B Shares, and the Class A Shares underlying the RSUs, in each case, estimated to be issued in connection with the transactions described in the information statement.
3.In accordance with Exchange Act Rule 0-11 and solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of October 2, 2023, based on the sum of (a) the product of 62,500,000 Class A Shares, which consists of the number of Class A Shares issuable upon exchange of Common Units, together with the cancellation of an equal number of Class B Shares, and the Class A Shares underlying the RSUs, in each case, multiplied by $29.79, representing the average of the high and low prices of the Class A Shares reported on the Nasdaq Global Select Market on October 2, 2023 and (b) $1,259,400,000 cash consideration (including up to a $400 million earnout payment subject to the satisfaction of certain fee-related revenue targets).
4.In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (3) above multiplied by 0.00014760.